CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-50273 of The Procter & Gamble Company on Form S-8 of our report dated June 24, 2011, appearing in this Annual Report on Form 11-K of The Procter & Gamble Commercial Company Employees’ Savings Plan for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Cincinnati, Ohio
June 24, 2011